Exhibit 21.1

List of Subsidiaries

The subsidiaries of Zoom Technologies, Inc. are:

a) Gold Lion Holding, Ltd.,

b) Profit Harvest Corporation,

c) Jiangsu Leimone Electronic Company, Ltd., and

d) Tianjin Tong Guang Group Digital Communication Company, Ltd.